Exhibit 99.1

KIRA PHARMACEUTICALS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders

of Kira Pharmaceuticals

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Kira Pharmaceuticals (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of Kira Pharmaceuticals and Subsidiaries as of December 31, 2025 and 2024, and the consolidated results of their operations and their cash flows for each of the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses since inception and has an accumulated deficit and negative operating cash flows from operations. Thesefactors have raised substantial doubt about the Company’s ability to continue as a going concern, and management’s evaluation of the conditions and plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ EisnerAmper LLP
EISNERAMPER LLP
Iselin, New Jersey
October 1, 2026

KIRA PHARMACEUTICALS CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$587	$898
Prepaid expenses and other current assets	180	412
Total current assets	767	1,310
Property and equipment, net	10	20
Right-of-use asset	38	60
Other noncurrent assets	308	444
Total assets	$1,123	$1,834

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Trade accounts payable	$6,426	$6,483
Accrued expenses and other current liabilities	606	1,702
Promissory note payable - related party	600	-
Lease liabilities - current	31	26
Total current liabilities	7,663	8,211
Lease liability, net of current portion	11	40
Other noncurrent liabilities	1,192	973
Total liabilities	8,866	9,224

Contingently redeemable convertible preferred stock, $0.01 par value; 0 and 722,097 shares authorized, issued and outstanding as of December 31, 2025 and 2024; aggregate liquidation preference of $161,518 as of December 31, 2024.	-	161,518

Stockholders’ deficit:
Common stock, $0.01 par value; 17,500,000 and 4,277,903 shares authorized as of December 31, 2025 and 2024, respectively; 17,054,011 and 102,688 shares issued and outstanding as of December 31, 2025 and 2024, respectively.	170	1
Additional paid-in-capital	172,670	-
Accumulated deficit	(180,754)	(169,496)
Accumulated other comprehensive income	171	587
Total stockholders’ deficit	(7,743)	(168,908)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$1,123	$1,834

The accompanying notes are an integral part of these consolidated financial statements.

KIRA PHARMACEUTICALS

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development	$909	$2,795
General and administrative	1,501	1,670
Total operating expenses	2,410	4,465
Loss from operations	(2,410)	(4,465)

Other income (expense):
Gain on accounts payable settlement	2,027	-
Loss from issuance and remeasurement of convertible note at fair value	(3,950)	-
Other income (expense), net	220	(237)
Total other income (expense), net	(1,703)	(237)
Loss before income taxes	(4,113)	(4,702)

Provision for income taxes	258	100
Net loss	$(4,371)	$(4,802)

Comprehensive loss:
Net loss	$(4,371)	$(4,802)
Foreign currency translation adjustment	(416)	385
Comprehensive loss	$(4,787)	$(4,417)

KIRA PHARMACEUTICALS

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Contingently Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated other comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	income	Deficit
Balances at December 31, 2023	722,097	$150,887	102,688	$1	$-	$(154,306)	$202	$(154,103)
Foreign currency translation adjustment, net of tax	-	-	-	-	-	-	385	385
Stock-based compensation expense	-	-	-	-	243	-	-	243
Accretion of Series A, B, and B+ contingently redeemable convertible preferred stock to redemption value	-	10,631	-	-	(243)	(10,388)	-	(10,631)
Net loss	-	-	-	-	-	(4,802)	-	(4,802)
Balances at December 31, 2024	722,097	161,518	102,688	1	-	(169,496)	587	(168,908)
Capital contribution - related party	-	-	-	-	108	-	-	108
Foreign currency translation adjustment, net of tax	-	-	-	-	-	-	(416)	(416)
Stock-based compensation expense	-	-	-	-	122	-	-	122
Accretion of Series A, B, and B+ contingently redeemable convertible preferred stock to redemption value	-	7,072	-	-	(185)	(6,887)	-	(7,072)
Conversion of contingently redeemable preferred stock to common stock	(722,097)	(168,590)	722,097	7	168,583	-	-	168,590
Conversion of related party convertible note to common stock	-	-	16,229,226	162	4,042	-	-	4,204
Net loss	-	-	-	-	-	(4,371)	-	(4,371)
Balances at December 31, 2025	-	$-	17,054,011	$170	$172,670	$(180,754)	$171	$(7,743)

KIRA PHARMACEUTICALS

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(4,371)	$(4,802)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10	14
Gain on settlement of accounts payable	(2,027)	-
Loss from issuance and remeasurement of convertible note at fair value	3,950	-
Stock-based compensation	122	243
Deferred tax expense (benefit)	79	(61)
Amortization of operating lease right-of-use assets	24	25
Unrealized foreign currency transaction (gain) loss	(258)	314
Changes in current assets and liabilities:
Prepaid expenses, other current assets, and other noncurrent assets	277	(90)
Trade accounts payable	1,831	1,031
Accrued expenses and other liabilities	(1,150)	(624)
Operating lease liabilities	(27)	(27)
Other noncurrent liabilities	241	198
Net cash used in operating activities	(1,299)	(3,779)

Cash flows from financing activities:
Proceeds from promissory note	600	-
Proceeds from related party convertible note	254	-
Proceeds from capital contribution from related party	108	-
Net cash provided by financing activities	962	-

Effect of exchange rate changes on cash and cash equivalents	26	(62)

Net change in cash and cash equivalents	(311)	(3,841)
Cash and cash equivalents—beginning of year	898	4,739
Cash and cash equivalents—end of year	$587	$898

Supplemental disclosure of cash flow information:
Cash paid for taxes	$25	$79

Non-cash financing and investing activities:
Conversion of related party convertible note to common stock	$4,204	$-
Conversion of contingently redeemable preferred stock to common stock	$168,590	$-

The accompanying notes are an integral part of these consolidated financial statements.

KIRA PHARMACEUTICALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business, Basis of Presentation and Going Concern

Nature of Business

Kira Pharmaceuticals and subsidiaries (the “Company”) is a biotechnology company that was incorporated as an exempted company in the Cayman Islands with limited liability in June 2017. The Company has operations in the United States, People’s Republic of China (“China”) and Australia. All subsidiaries are wholly-owned. The Company’s subsidiaries formed in China are Kira Pharmaceuticals (Hong Kong) Limited (“Kira Hong Kong”), Kira Pharmaceuticals (Suzhou) Limited (“Kira Suzhou”), and Kira Pharmaceuticals (Shanghai) Limited (“Kira Shanghai”). Additionally, the Company’s subsidiaries formed in the United States and Australia are Kira Pharmaceuticals (US) LLC and Kira Pharmaceuticals (Australia) PTY LTD, respectively. The Company is a clinical-stage biopharmaceutical company engaged in the discovery and development of novel therapeutics to treat complement-mediated diseases.

Share Consolidation

On December 11, 2025, the Company’s shareholders approved an amendment to the Company’s authorized share capital that included a share consolidation, whereby the par value of the Company’s ordinary shares was increased from $0.0001 per share to $0.01 per share. As a result of the share consolidation, every 100 ordinary shares issued and outstanding were combined into one ordinary share, resulting in a 100 to 1 reverse stock split. The Amended and Restated Articles of Association for the share consolidation became effective on January 6, 2026.

Although the Amended and Restated Memorandum and Articles of Association reflecting the increase in the Company’s authorized share capital to 1,750,000,000 ordinary shares (17,500,000 ordinary shares on a post-Share Consolidation basis) was not filed with the Registrar of Companies of the Cayman Islands until January 6, 2026, the Company determined that the shareholder approval described above, rather than the ministerial filing that followed, was the operative corporate action. Accordingly, the increased share capital was authorized as of December 31, 2025. As of December 31, 2024, 4,277,903 ordinary shares were authorized on a post-Share Consolidation basis.

After the completion of the Share Consolidation, the number of the Company’s issued and outstanding ordinary shares decreased from 1,705,401,163 to 17,054,011. The par value of the Company’s ordinary shares changed from $0.0001 per share to $0.01 per share after the Share Consolidation. Ordinary shares are referred to herein as common stock.

Share and per share data presented in these consolidated financial statements for all periods presented has been adjusted for the Share Consolidation. In addition, historical common stock and additional paid-in capital balances have been retrospectively adjusted to reflect the post-consolidation capital structure and related change in par value for all periods presented. Total stockholders’ deficit was not affected by these adjustments.

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Risks, Uncertainties, and Going Concern

The Company is subject to risks common to companies in the biotechnology industry, including, but not limited to, successful development of technology, obtaining additional funding, protection of proprietary technology, compliance with government regulations, risks of failure of preclinical studies, clinical studies and clinical trials, the need to obtain marketing approval for its product candidates and the ability to successfully market its therapies for any products that receive approval, fluctuations in operating results, economic pressure impacting therapeutic pricing, dependence on key personnel, risks associated with changes in technologies, development by competitors of technological innovations and the ability to scale manufacturing to large scale production. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from therapy sales.

The Company has incurred a loss since inception resulting in an accumulated deficit of $180.8 million as of December 31, 2025 and further losses are anticipated in the development of its business. For the year ended December 31, 2025, the Company has operating cash outflows of $1.3 million and had a loss from operations of $2.4 million. Since inception, being a research and development company, the Company has not yet generated revenue and the Company has incurred continuing losses from its operations. The Company is subject to risks common to biotechnology companies, including technology development, regulatory approval, clinical outcomes, commercialization, competition, manufacturing scale-up and the need for additional funding. The Company’s operations have been funded principally through the issuance of debt and equity. These factors raised substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date the consolidated financial statements were available to be issued.

Subsequent to December 31, 2025, the Company completed the merger with Jasper Therapeutics, Inc. ("Jasper"), at which time Jasper completed a private placement financing through the sale of non-voting convertible preferred stock, resulting in gross proceeds of $132.0 million (see Note 12). Jasper has agreed to seek a stockholder vote to convert the Non-Voting Convertible Preferred Stock within 120 days from the closing of the merger. In addition, in the event the Company is unable to obtain stockholder approval of the conversion of the Non-Voting Convertible Preferred Stock within 12 months of the closing of the Merger, holders have the right to require the Company to repurchase the Non-Voting Convertible Preferred Stock at the then current fair market value.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. The Company bases its estimates on historical experience, known trends and other market-specific or relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Actual results may differ from those estimates or assumptions.

Functional Currencies and Foreign Currency Translation

The Company’s reporting currency is U.S. dollars (“USD”). The functional currency of Kira USA, Kira Cayman, and Kira Hong Kong (“H.K.”) is USD, while the functional currency of Kira Suzhou and Kira Shanghai is the Chinese Yuan (“CNY”) and the functional currency of Kira Australia is the Australian dollars (“AUD”). Transactions denominated in other than the functional currencies are remeasured into the functional currency of the entity at the exchange rates prevailing on the transaction dates.

Accordingly, all foreign currency denominated balance sheet accounts have been translated into U.S. dollars using the rate of exchange at the respective balance sheet date. Components of the consolidated statements of operations and comprehensive loss have been translated at the average exchange rate in effect during the reporting period. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of stockholders’ deficit. Net realized and unrealized gains and losses arising from foreign currency transactions and remeasurement are reported in other income (expense) in the consolidated statements of operations and comprehensive loss.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents consist primarily of money market accounts.

The Company limits its credit risk associated with cash and cash equivalents by maintaining its bank accounts at major and reputable financial institutions. The Company’s cash and cash equivalents balances, at times, may exceed the federally insured limit of $250,000 per financial institution in the United States and ¥500,000 per financial institution in China. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Leases

The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use (“ROU”) assets and the corresponding lease liabilities are included in lease liability, current and lease liability, on the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation to make lease payments in exchange for the ability to use the asset for the duration of the lease term. The option to extend a lease is included in the lease term only when it is reasonably certain that the Company will elect that option. Additionally, the Company does not record ROU assets or lease liabilities for short-term leases that have a term of twelve months or less at lease commencement. The Company recognizes the lease expense for such leases on a straight-line basis over the lease term. The Company has elected to combine lease and non-lease components as a single component.

ROU assets and lease liabilities are recognized at the commencement date and determined using the present value of the future minimum lease payments over the lease term. For any identified leases not determined to be short-term, The Company uses an incremental borrowing rate based on an estimated rate of interest for collateralized borrowing for any leases that do not include an implicit interest rate. Where applicable, the estimated incremental borrowing rate considers market data, actual lease economic environment, and the lease term at commencement date.

Legal Proceedings

The Company is not currently involved in legal actions, nor is management aware of any potential claims or legal actions, for which the ultimate disposition could have a material effect on the Company’s financial positions, results of operations or liquidity.

Research and Development Costs

Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, materials and supplies, preclinical and clinical trial expenses, stock-based compensation expense, employee benefits, consulting costs and external costs of vendors engaged to conduct research and depreciation of equipment.

Costs for research and development activities are expensed in the period in which they are incurred. Payments for such activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid expense or accrued research and development expense. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with contract research organizations (“CRO”), contract manufacturing organizations (“CMO”), and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. In the event advance payments are made to a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be amortized as the contracted services are performed. Determining the prepaid and accrued balances at the end of any reporting period incorporates certain judgments and estimates by management that are based on information available to the Company including information provided by vendors regarding the progress to completion of specific tasks or costs incurred.

Patent costs

All patent-related costs incurred in connection with preparing, filing, maintaining and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the provision for income taxes in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that management believes that these assets are more likely than not to be realized in the future. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained under audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date. The fair value standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. The Company uses the hierarchy prescribed in the accounting guidance for fair value measurements, based upon the available inputs to the valuation and the degree to which they are observable or not observable in the market. The three levels in the hierarchy are as follows:

●	Level 1 - Quoted prices (unadjusted) for identical assets or liabilities in active markets that are accessible as of the measurement date;

●	Level 2 - Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly for substantially the full term of the asset or liability; and

●	Level 3 - Unobservable inputs reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

The carrying amounts of certain financial assets and liabilities, including prepaid and other current assets, accounts payable, and accrued liabilities approximate fair value because of the short maturity and liquidity of those instruments. The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety. See Note 11 for fair value disclosures related to the Company’s convertible promissory note - related party.

Convertible Promissory Note - Related Party

The Company evaluated its convertible promissory notes and determined that they contain embedded features that may require separate accounting under ASC 815, Derivatives and Hedging. Accordingly, the Company elected the fair value option (“FVO”) under ASC 825, Financial Instruments, for its convertible promissory notes upon issuance. Under the FVO, the notes are initially recognized at fair value and subsequently remeasured at fair value at each reporting date. Interest expense is recorded within interest expense in the Company’s consolidated statements of operations and comprehensive loss. Changes in fair value, other than amounts attributable to instrument-specific credit risk, are recognized in earnings within other income (expense), net. Changes in fair value attributable to instrument-specific credit risk are recognized in other comprehensive income (loss). For the periods presented, the Company determined that changes in fair value attributable to instrument-specific credit risk were not significant. The election of the FVO is irrevocable and is applied on an instrument-by-instrument basis. As a result of the FVO election, embedded features within the convertible promissory notes are not separately accounted for. Debt issuance costs associated with convertible promissory notes accounted for under the FVO are expensed as incurred.

The Company estimates the fair value of the related-party convertible promissory note using a probability-weighted expected return method that considers the potential settlement outcomes under the contractual terms of the note. Significant unobservable inputs include the probability of each settlement scenario, expected timing of settlement, market-based discount rates, estimated equity values underlying potential conversion outcomes, and recovery assumptions in the event of default. The fair value measurement is classified within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs.

Contingently Redeemable Convertible Preferred Stock

The Company’s redeemable convertible preferred stock is classified outside of stockholders’ deficit because the holders of such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. The carrying values of the Company’s preferred stock are being accreted to their respective redemption values at the end of each reporting period as if the end of the reporting period were the redemption date. Increases to the carrying values of redeemable convertible preferred stock are charged to additional paid-in capital or, in the absence of additional paid-in capital, charged to accumulated deficit.

Stock-Based Compensation

The Company measures employee and nonemployee stock-based awards at their grant-date fair value and recognizes compensation expense on a straight-line basis over the requisite service period of the awards. The Company accounts for forfeitures as they occur.

Estimating the fair value of stock-based awards requires the use of subjective assumptions, including the estimated fair value of the Company’s common stock for stock options and other equity awards. In addition, for stock options, the Company estimates the expected term of the awards, expected stock price volatility, expected dividend yield and the risk-free interest rate. The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock option awards. The assumptions used in estimating the fair value of stock-based awards represent management’s estimates and involve inherent uncertainties and the application of management’s judgment.

The risk-free interest rate is based on U.S. Treasury securities with maturities commensurate with the expected term of the award at the grant date. The expected dividend yield is zero because the Company has never declared or paid dividends and does not currently expect to pay dividends in the foreseeable future. The expected term of stock options is determined using the simplified method, which utilizes the midpoint between the vesting date and the contractual term of the award. Because the Company does not have sufficient historical exercise data and its common stock is not publicly traded, expected volatility is estimated based on the historical volatilities of a group of comparable publicly traded companies over a period corresponding to the expected term of the awards.

Because the Company’s common stock was not publicly traded during the periods presented, the board of directors periodically estimated the fair value of the Company’s common stock. In determining the fair value of common stock, the board considered, among other factors, contemporaneous third-party valuations, the rights and preferences of the Company’s preferred stock, the Company’s operating and financial performance, market conditions, comparable company data and the probability and timing of potential liquidity events. The Company utilized valuation methodologies consistent with the guidance set forth in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation.

Contingencies

The Company accounts for contingent liabilities in accordance with ASC 450, Contingencies. This guidance requires the Company to assess potential contingent liabilities that may exist as of the date of the financial statements to determine the probability and amount of loss that may have occurred. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. For contingencies considered remote, no accrual or disclosures are generally made.

During 2025, the Company entered into agreements with vendors to settle outstanding payables. Pursuant to the agreements with certain vendors, the Company was required to make payments upon a qualified transaction, as defined within the agreements. The amount of contingent liabilities was fixed within the vendors’ agreements as a percentage of the total outstanding balance that was settled.  As of December 31, 2025, the total amount of contingent liabilities was $48.3 thousand. The Company determined that it was not probable that the qualified transaction would occur, therefore the liabilities were not recognized as of December 31, 2025.

Gain on accounts payable settlement

The Company may enter into agreements with vendors to settle outstanding payables for amounts less than the recorded liability. When such arrangements result in the Company being legally released from its obligation and the liability is settled, the Company derecognizes the amount of the accounts payable that is settled and records a corresponding gain in earnings in accordance with ASC 405, Liabilities. During the years ended December 31, 2025 and 2024 the Company recorded $2.0 million and $0 of gains from settlement of such payables, respectively. Subsequent to December 31, 2025, the Company recorded $1.3 million of gains from the settlement such payables.

Recently Issued Accounting Pronouncements Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which amends the disclosure to address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information and includes certain other amendments to improve the effectiveness of income tax disclosures. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2025, and early adoption and retrospective application are permitted. The Company early adopted ASU 2023-09 effective January 1, 2025 on a retrospective basis. The impact of ASU 2023-09 on the Company’s consolidated financial statements is reflected in Note 7 - Income Taxes.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This update requires entities to disaggregate operating expenses into specific categories, such as salaries and wages, depreciation, and amortization, to provide enhanced transparency into the nature and function of expenses. In January 2025, the FASB issued ASU 2025-01, clarifying the effective date of ASU 2024-03 to be fiscal years beginning after December 15, 2026, with early adoption permitted, and interim periods beginning after December 15, 2027. ASU 2024-03 may be applied retrospectively or prospectively. The Company is currently evaluating the impact of ASU 2024-03 on its financial statement presentation and disclosures.

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which clarifies how to determine the accounting acquirer in transactions involving variable interest entities. The amendments are effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2025-03 on its financial statements and disclosures.

3. Prepaid Expenses and Other Assets

Prepaid expenses and other assets consisted of the following (in thousands):

	December 31,
	2025	2024
Current assets:
Prepaid expenses - current	$180	$184
Other current assets	-	228
Total prepaid expenses and other assets	$180	$412

Other noncurrent assets:
Prepaid expenses - long term	$-	$57
Deferred tax assets - long-term	308	387
Total other noncurrent assets	$308	$444

4. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following (in thousands):

	December 31,
	2025	2024
Accrued expenses and other current liabilities:
Accrued research and development	$374	$1,236
Accrued general and administrative	180	453
Accrued employee compensation and related benefits	12	13
Other current liabilities - related party	40	-
Total accrued expenses and other current liabilities	$606	$1,702
Other noncurrent liabilities:
Long-term taxes payable	$1,182	$962
Other noncurrent liabilities	10	11
Total other noncurrent liabilities	$1,192	$973

5. Redeemable Convertible Preferred Stock

Prior to their conversion in 2025, the Company had issued and outstanding Series A, Series B and Series B+ redeemable convertible preferred stock. The Series A Preferred Stock was issued in 2017 and 2018 for aggregate gross proceeds of $18.0 million, the Series B Preferred Stock was issued in 2020 for aggregate gross proceeds of $28.0 million and the Series B+ Preferred Stock was issued in 2021 for aggregate gross proceeds of $60.0 million.

The carrying value of redeemable convertible preferred stock consisted of the following (in thousands):

December 31, 2024
Series A Preferred Stock	$28,800
Series B Preferred Stock	44,381
Series B+ Preferred Stock	88,337
Total	$161,518

Dividends

The holders of the Preferred Stock were entitled to be paid non-cumulative dividends if and when declared by the Company’s board of directors. The Company could not have paid any dividends on shares of common stock of the Company unless the holders of the Preferred Stock then outstanding simultaneously received dividends at the same time as dividends paid with respect to any class common stock. Dividends were equal to 8.0% of the price per share per annum, payable only when and if declared by the Company’s board of directors. Through the date of conversion, no cash dividends were declared or paid by the Company.

Conversion

The holders of Preferred Stock shall have the right to convert, at the option of the holder, at any time, into shares of common stock by dividing the preferred stock original issuance price by the conversion price in effect at the time. The initial Series A Preferred Stock conversion price is $100, the initial Series B Preferred Stock conversion price is $148 and the initial Series B+ Preferred Stock conversion price is $170, subject in each case to certain adjustments to reflect the issuance of common stock, options, warrants, or other rights to subscribe for or to purchase shares of the Company’s common stock for a consideration per share less than the conversion price then in effect. In addition, each share of Series A Preferred Stock, Series B Preferred Stock and Series B+ Preferred Stock will automatically convert into shares of common stock at the applicable conversion ratio in effect upon the earlier of (a) the closing of a Qualified IPO (as defined in the Company’s certificate of incorporation) or (b) the written consent of the Series A Investors holding a majority of the total outstanding Series A Preferred Shares, with respect to the Series A Preferred Shares, the written consent of the Series B Investors holding a majority of the total outstanding Series B Preferred Shares, with respect to the Series B Preferred Shares, or the written consent of the Series B+ Investors holding a majority of the total outstanding Series B+ Preferred Shares, with respect to the Series B+ Preferred Shares.

Redemption

The Series A Preferred Stock is redeemable at the option of the shareholder. The shares are redeemable at any time and from time to time on or after the fifth (5th) anniversary of the initial closing or upon any other series of Preferred stock becoming redeemable.

The Series B Preferred Stock and Series B+ Preferred Stock is redeemable upon certain events that are outside of the Company’s control, which include material violation of laws and contracts by any key holders in each case would result in a material adverse effect, failure to conduct the principal business, any fraudulent misconduct by any warrantors, request by any holders of any other series of Preferred Shares for redemption by the Company of any Preferred Shares held by such holder of Preferred Shares, termination of the sponsored research agreement, none of the product developed by the Company has entered into phase II of any clinical trial by a specified date, and the Company has not completed a Qualified Public Offering or a Trade Sale by a specified date.

The Company’s Series A preferred stock is redeemable at the option of the holder at any time after the Optional Redemption Date, and the Series B and B+ preferred stock are redeemable upon the occurrence of events not solely within the Company’s control, including a redemption request by holders of another series. Accordingly, the Preferred Stock is classified outside of stockholders’ deficit and is carried at its redemption amount, equal to the original issue price plus 12% simple interest per annum, at each balance sheet date. Increases in the carrying amount are charged to additional paid-in capital or, in its absence, to accumulated deficit. While all Preferred Stock is automatically converted upon a Qualified Public Offering, the effectiveness of a Qualified Offering is not within the control of the Company and is not deemed probable to occur for accounting purposes until the effective date of the Qualified Offering. As such, the Company continued to recognize accretion of the Preferred Stock during the years ended December 31, 2025 and 2024. The accretion of the Preferred Stock was $7.1 million and $10.6 million for the years ended December 31, 2025 and 2024, respectively.

Conversion of Series A, B, and B+ Preferred Stock

The majority holders of each respective series of the Preferred Stock provided written consent to convert into shares of common stock at the applicable conversion ratio. On August 31, 2025, all of the Company’s issued and outstanding convertible preferred shares were converted into common stock on a one-for-one basis in accordance with their contractual terms. Upon conversion, the carrying value of the convertible preferred stock, including any accretion, was reclassified from mezzanine equity to common stock and additional paid-in capital. The conversion was accounted for as an equity transaction, and no gain or loss was recognized.

The table below presents the reconciliation of changes in the Preferred Stock (in thousands):

Balance at December 31, 2023	$150,887
Accretion of carrying value to redemption value	10,631
Balance at December 31, 2024	161,518
Accretion of carrying value to redemption value	7,072
Conversion to common stock	(168,590)
Balance at December 31, 2025	$-

6. Stock-Based Compensation

On June 9, 2017, the Company adopted the 2017 Stock Plan (the “2017 Plan”). The 2017 Plan, as amended, provides for the issuance of up to 147,220 shares of common stock to employees, officers, directors, consultants, and advisors in the form of non-qualified and incentive stock options, unvested stock awards, and other stock-based awards. At December 31, 2025, there were 3,409 shares of common stock available for issuance under the 2017 Plan

The following table summarizes the stock option activity under the 2017 Plan:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in Years)	Intrinsic Value (in thousands)
Balance as of December 31, 2024	83,441	$27.10	6.32	-
Granted	60,370	$33.00	-	-
Balance as of December 31, 2025	143,811	$29.58	6.95	-
Stock options unvested as of December 31, 2025	6,577	$33.00	8.27	-
Stock options exercisable as of December 31, 2025	137,234	$29.42	6.89	-

The weighted-average grant date calculated fair value of stock options granted for the years ended on December 31, 2025 was determined to be nominal. There was $38 thousand of unrecognized stock-based compensation expense related to unvested stock options as of December 31, 2025, which will be recognized over a weighted-average period of 0.7 years. The total fair value of options vested during the year ended December 31, 2025 was $0.1 million and $0.3 million for the years ended December 31, 2024, respectively.

During the years ended December 31, 2025 and 2024, the Company granted 60,370 and 0 options, respectively. There were no options exercised during the years ended December 31, 2025 and 2024.

Stock-based compensation expense

The following table shows the allocation of stock-based compensation expense related to the Company’s stock-based awards (in thousands):

	Year ended December 31,
	2025	2024
Research and development	$93	$180
General and administrative	29	63
Total stock-based compensation	$122	$243

The following table presents the valuation assumptions used in determining the fair value of employee stock options:

Year Ended December 31, 2025
Risk-free interest rate	4.10%
Expected term (in years)	5.1 - 5.2
Expected dividend yield	0.0%
Expected volatility of underlying common stock	87.3% - 87.7%

7. Income Taxes

For the years ended December 31, 2025 and 2024, income from operations before taxes consisted of amounts related to operations and income associated with the Company’s foreign operations. The geographical breakdown of the components of income (loss) before income taxes are as follows (in thousands):

	Year Ended December 31,
	2025	2024
Domestic	$(3,681)	$(3,099)
International	(432)	(1,603)
Net loss before provision for income taxes	$(4,113)	$(4,702)

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

The provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2025	2024
Current expense (benefit):
Cayman Islands	$-	$-
United States Federal	5	4
United States - State and Local	3	10
Other Foreign	171	147
Total current expense	179	161

Deferred expense (benefit):
Cayman Islands	-	-
United States Federal	70	(54)
United States - State and Local	9	(7)
Other Foreign	-	-
Total deferred expense (benefit)	79	(61)

Total provision for income taxes	$258	$100

The Company is subject to taxation in the United States at the federal and state levels, as well as in various foreign jurisdictions, including Australia, Hong Kong, and the People’s Republic of China. The Company’s Cayman Islands parent entity is generally not subject to income taxes under Cayman Islands law. As of December 31, 2025 the Company was not subject to any significant income tax examinations by taxing authorities. The statute of limitations generally remains open for three years for U.S. federal and most state income tax returns, subject to certain exceptions, and varies by foreign jurisdiction in accordance with applicable local tax laws.

The Company had an effective tax rate of (6)% and (2)% for the years ended December 31, 2025 and 2024, respectively.

On January 1, 2025, the Company early adopted ASU 2023-09 on retrospective basis. A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate pursuant to the disclosure requirements of ASU 2023-09 is as follows (in thousands, except for percentages):

	Year Ended December 31,
	2025		2024
Cayman statutory income tax rate	$-	-	$-	-
Foreign Tax Effects
United States Income Tax	-	-	-	-
Foreign Rate Differential	80	(2)%	(2)	0%
Other Perms	(5)	0%	(7)	0%
Uncertain Tax Positions			(41)	1%
US State Income Tax*	12	(0)%	2	(0)%
Australia	-	-	-	-
Foreign Rate Differential	(47)	1%	(46)	1%
Valuation Allowance	47	(1)%	70	(1)%
R&D Tax Credit	-	-	(23)	0%
Withholding Taxes	14	(0)%	20	(0)%
Shanghai	-	-	-	-
Foreign Rate Differential	(3)	0%	(16)	0%
Valuation Allowance	3	(0)%	15	(0)%
Other Perms	-	-	0	(0)%
Suzhou	-	-	-	-
Foreign Rate Differential	(148)	4%	(275)	6%
Uncertain Tax Positions	305	(8)%	403	(9)%
Other Perms	0	(0)%	0	(0)%
Hong Kong	-	-	-	-
Foreign Rate Differential	(1)	0%	(2)	0%
Valuation Allowance	1	(0)%	2	(0)%
Tax from other foreign jurisdictions	-	-	-	-
Effective Tax Rate	$258	(6)%	$100	(2)%

*	Massachusetts makes up more than 50% of the state income tax.

Cash paid for income taxes, net of refunds received, by jurisdiction pursuant to the disclosure requirements of ASU 2023-09 is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Cayman statutory income tax	$-	$-
United States Income Taxes	36	57
United States - State Income Tax
Connecticut	(15)	23
Other states	4	(1)
Cash paid for income taxes, net of refunds received	$25	$79

The table below presents the effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities (in thousands):

	December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforward	$919	$816
Legal cost and Patents Amortization	196	213
Unrealized Gain/Loss	112	175
Total deferred tax assets	1,227	1,204
Valuation allowance	(919)	(816)
Net deferred tax assets	$308	$388
Deferred tax liabilities:
Fixed Assets	-	(1)
Total deferred tax liabilities	-	(1)
Net deferred tax assets	$308	$387

As of December 31, 2025, the Company had approximately $3.8 million of Australian federal net operating loss (“NOL”) carryforwards available to use that have an indefinite lived carryforward.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. After consideration of all available evidence, both positive and negative, management believes it is more likely than not that the Company’s deferred tax assets in its Australia, Hong Kong, and Shanghai operations will not be realized, and therefore continues to maintain a full valuation allowance as of December 31, 2025 and 2024 in these jurisdictions. The change in valuation allowances for the years ended December 31, 2025 and 2024 was approximately $0.1 million, respectively.

Income taxes on undistributed earnings of the Company’s subsidiaries have not been provided for because the Company currently plans to indefinitely reinvest all undistributed foreign earnings and has the ability to do so. At this time, determination of the unrecognized deferred tax liabilities for temporary differences related to the investments in the Company’s subsidiaries is not practicable.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. The OBBBA includes significant provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modification to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and other implemented through 2027. The bill does not materially impact the Company’s 2025 income tax provision.

The Company files tax returns in China, Australia, Hong Kong, and the US. With a few exceptions, the Company is subject to tax examinations by tax authorities for years ended December 31, 2022 through December 31, 2025. As of December 31, 2025 and 2024, the Company had liabilities for uncertain tax positions of $10.9 million and $10.4 million, respectively, which, if recognized, would affect the Company’s tax provision and effective tax rate. The Company does not believe there would be any material changes to its uncertain tax position liabilities within the next 12 months. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2025 and 2024, the liability for interest and penalties was $0.5 million and $0.4 million, respectively. During each of the years ended December 31, 2025 and 2024, the Company recognized tax (benefit) expense of $0.1 million for interest and penalties.

A reconciliation of the beginning and ending amount of the Company’s unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Unrecognized tax benefits as of the beginning of the year	$10,445	$10,495
Increases (decreases) related to prior year tax positions	465	(318)
Increases (decreases) related to current year tax positions	24	309
Decreases related to lapses of statute of limitations	-	(41)
Ending Balance	$10,934	$10,445

As of December 31, 2025, the Company recorded approximately $10.9 million of unrecognized tax benefits, a net increase of $0.5 million from $10.4 million as of December 31, 2024.

8. Leases

Operating leases

The Company leases offices under various non-cancelable leases that expire at various dates. Under certain leases, the Company is responsible for expenses related to operations, maintenance, repairs, and management fees that are accounted for as operating leases.

Rent expense for the years ended December 31, 2025 and 2024 totaled $31 thousand and $36 thousand, respectively.

The Company’s operating leases for its equipment and specialized spaces for company equipment have terms expiring at various dates through April 2027. Certain lease arrangements include renewal options and rights of first refusal for the lessee to purchase the applicable property.

Right-of-use assets and lease liabilities for operating leases were recorded in the consolidated balance sheets as follows (in thousands):

	December 31,
	2025	2024
Operating leases:
Operating lease right-of-use asset	$38	$60
Lease liabilities - current	$31	$26
Operating lease liabilities, net of current portion	$11	$40

The weighted-average remaining lease term for operating leases was 1.3 years and 2.3 years as of December 31, 2025 and 2024, respectively. The weighted-average discount rate was 12.58% as of December 31, 2025 and 2024.

Supplemental cash flow information related to leases was as follows (in thousands):

	December 31,
Cash paid for amounts included in the measurement of lease liabilities	2025	2024
Operating cash flows from operating leases	$35	$38

Future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

Year Ending December 31,
2026	$35
2027	11
Total minimum lease payments	$46
Less: imputed interest	(4)
Total future minimum operating lease obligations	$42

9. Promissory note payable - related party

On November 24, 2025, the Company entered into a secured senior promissory note (the “Promissory Note”) with Mach5 Therapeutics, Inc. (“Mach 5”), a related party, pursuant to which the Company borrowed $200 thousand. The Promissory Note bears interest at 5% per annum and was originally scheduled to mature on December 31, 2025. The Promissory Note is secured by substantially all assets of the Company and is senior to all other indebtedness of the Company.

On December 31, 2025, the Company and Mach5 Therapeutics, Inc. amended and restated the Promissory Note to increase the outstanding principal balance by $400 thousand, resulting in total borrowings of $600 thousand. The amended Promissory Note bears interest at 5% per annum and matures on January 15, 2026. Under the terms of the note, if the contemplated acquisition of Mach5 Therapeutics, Inc. by the Company or one of its affiliates is consummated, the outstanding principal balance, accrued interest, and other amounts due under the Promissory Note will be deemed paid in full at the closing of the acquisition.

As of December 31, 2025, the outstanding principal balance under the Promissory Note was $600 thousand. Because the Promissory Note matures within one year of the balance sheet date, the entire balance was classified as a current liability. Interest expense recognized related to the Promissory Note was approximately $1 thousand for the year ended December 31, 2025, and accrued interest payable was approximately $1 thousand as of December 31, 2025.

10. Retirement Plan

The Company initiated a defined contribution plan under Section 401(k) of the IRC (the “Plan”) covering all qualified employees effective in 2020. Employee contributions are voluntary and are determined on an individual basis subject to the maximum allowable under federal tax regulations. The Company expensed $8 thousand and $45 thousand of made matching contributions to the Plan for the year ended December 31, 2025 and 2024, respectively.

11. Related Parties

Convertible Promissory Note

On July 1, 2025, the Company entered into a Secured Promissory Note (the “Note”) with Kira KMF Team LLC, a related party, pursuant to which the lender agreed to provide borrowings of up to $0.3 million. The Note bears interest at a rate of 5% per annum. The Note also contains a contingent interest provision whereby the aggregate interest payable on the Note increases from the stated annual interest rate of 5% to an amount equal to 15% of the then-outstanding principal balance upon the occurrence of a transaction as defined within the Note.

The Note contains several settlement provisions, including (i) automatic repayment immediately prior to the occurrence of a transaction (as defined within the Note), (ii) an automatic conversion feature pursuant to which the principal balance and accrued interest convert into ordinary shares representing 95% of the Company’s fully diluted equity if the transaction is not completed by August 31, 2025 and the Note is not otherwise repaid, and (iii) customary acceleration provisions upon an event of default.

The Company evaluated the embedded features within the Note pursuant to ASC 815, Derivatives and Hedging. The redemption feature upon the occurrence of a transaction (as defined within the Note), automatic conversion feature in the event the transaction is not completed by August 31, 2025, and additional contingent interest feature upon the occurrence of the transaction were determined to be not clearly and closely related to the Note and were determined to require bifurcation as embedded features. Due to these embedded features within the Note, the Company elected to account for the Note and all their embedded features at fair value at inception. As a result of electing the fair value option, direct costs and fees related to the Note were expensed as incurred.

As of the issuance date of July 1, 2025, the fair value of the Note was $3.7 million, which exceeded the proceeds of $0.3 million, the Company recorded a loss of $3.4 million for the excess fair value over the proceeds in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2025.

The fair value of the Note was determined using the probability-weighted expected return method. At issuance, the valuation incorporated significant unobservable inputs, including a 9.7% probability of completion of the transaction, an 87.3% probability of conversion, a 3.0% probability of default, and a discount rate of 16.9%. The estimated equity value of the Company was $4.4 million as of July 1, 2025 and August 31, 2025.

On August 31, 2025, the transaction was not consummated and conversion of the Note became certain and the Company remeasured the Note using a 100% probability of conversion. The outstanding principal balance together with accrued interest was converted into a total of 16,229,226 ordinary shares, representing 95% of the Company’s fully diluted equity, giving control of the Company to Kira KMF Team LLC. The resulting increase in fair value was recognized in earnings as a change in fair value of the convertible note. Management concluded that the conversion did not result in a substantive change in control because the transaction occurred among related parties. Based on the board resolution as of July 1, 2025, the Company’s authorized shares were increased to 17,500,000. Accordingly, the Company recognized all 16,229,226 ordinary shares as issued. Therefore, upon conversion, the carrying value of the Note and related accrued interest were reclassified to stockholders’ equity. As of August 31, 2025, the fair value of the Note was determined to be $4.2 million. Accordingly, the Company recorded an additional loss of $0.5 million for the change in fair value of the Note from July 1, 2025 to August 31, 2025 in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2025.

The following table presents activity related to the Note as of and for the year ended December 31, 2025:

Balance, beginning of year	$-
Convertible promissory note – related party issuances	3,698
Change in fair value of convertible promissory note - related party	506
Conversion to common stock	(4,204)
Balance, end of year	$-

Interest expense on the convertible promissory note – related party totaled $2.1 thousand for the year ended December 31, 2025. Interest expense is recorded within interest expense in the Company’s consolidated statements of operations and comprehensive loss.

Management and Founder Incentive Agreement

In December 2024, the Company entered into a Management and Founder Incentive Agreement with Kira KMF Company LLC (“KMF”), an entity owned and controlled by certain members of the Company’s management and founders. Pursuant to the agreement, KMF agreed to provide funding of $25,000 per month from January 2025 through June 2025 to support certain employee related costs and facilitate the continued provision of services by members of management while the Company pursued strategic business development opportunities. In exchange, KMF may be entitled to receive contingent fees based on proceeds received from certain qualifying transactions, including asset sales, licensing transactions, business combinations, or similar strategic transactions.

On July 1, 2025, the agreement was mutually terminated as KMF did not provide the funding payment for the full term as a qualifying transaction was not likely to occur and no liabilities or obligations were owed by either party.

During the year ended December 31, 2025, the Company obtained funding proceeds of approximately $108 thousand from KMF, which were recorded within additional paid in capital. As of the termination date of July 1, 2025, no amounts were due to or from KMF. No qualifying transactions had occurred as of the termination date, and accordingly, no contingent fees had been earned or paid under the agreement.

Consulting Fees

As of December 31, 2025, the Company had accrued $92 thousand and $300 thousand for consulting services performed by members of the Company’s Board of Directors and Scientific Advisory Board, respectively. These amounts are recorded within accrued expenses and other current liabilities in the Company’s consolidated balance sheets as accrued general and administrative expenses and accrued research and development expenses, respectively.

12. Subsequent Events

The Company has evaluated subsequent events through October 1, 2026, the date that the financial statements were available to be issued.

Mach 5 Promissory Note

On January 20, 2026, the Company entered into a Second Amended and Restated Secured Senior Promissory Note with Mach5 pursuant to which the Company borrowed an additional $675 thousand resulting in a total outstanding balance of $1.275 million. The Promissory Note bears interest at 5% per annum and matured on January 30, 2026, unless earlier satisfied in accordance with its terms. The Promissory Note is secured by substantially all assets of the Company and is senior in right of payment to all other indebtedness of the Company. Concurrently with the closing of the asset acquisition, the preexisting loan was effectively settled. Consistent with ASC 470-50, Debt - Modification and Extinguishments, the Company evaluated the difference between the fair value of note and the net carrying amount of the settled note to determine if an extinguishment gain or loss should be recorded. The fair value of the note was determined as of March 17, 2026, the date of the Acquisition and the date on which the note became due and payable in full under its terms. As the valuation and settlement dates are the same, no discount for time value or credit risk applied. The fair value of the note was $1.288 million comprised of outstanding principal and accrued interest, which was equal to the net carrying amount of the extinguished note, so no gain or loss was recorded. The settlement of the preexisting note was presented separately from the total costs to acquire the assets.

Mach 5 Acquisition

In March 2026, the Company completed the acquisition of Mach5 in exchange for equity consideration consisting of 10,676,470 ordinary shares. The transaction is being accounted for as an asset acquisition, as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset group consisting of in-process research and development (IPR&D).

Concurrent with the acquisition, the Company entered into a Preferred Shares Investment Agreement with certain purchasers and Kira KMF Team LLC. Under the Preferred Shares Investment Agreement, the Company agreed to issue and sell a total of 3,661,504 preferred shares to the purchasers at a purchase price of $2.18 per share, generating gross proceeds of approximately $8.0 million.

Prepaid Employee Compensation

In March 2026, the Company entered into forgivable loan arrangements with certain members of management totaling $539,000. The arrangements were established as retention incentives and provide for forgiveness of the outstanding balances upon continued employment through January 15, 2027. The Company has concluded that the arrangements are compensatory in nature and will recognize the related compensation cost over the employees’ requisite service period. No loan balances had been forgiven as of the date these financial statements were available to be issued.

Subsequent Share Activity

In May 2026, the Company settled outstanding obligations to members of its Board of Directors and Scientific Advisory Board related to services rendered through March 31, 2026. As of December 31, 2025, the Company had accrued $92 thousand and $300 thousand for services performed through December 31, 2025, which are within accrued expenses and other current liabilities in the Company’s consolidated balance sheets as accrued general and administrative expenses and accrued research and development expenses, respectively. The aggregate amounts due to members of its Board of Directors and Scientific Advisory Board of $108 thousand and $350 thousand, respectively, were settled through the issuance of 49,583 and 160,191 ordinary shares, together with cash payments of $1 thousand and $3 thousand, respectively.

Simple Agreements for Future Equity

On June 24, 2026, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with investors and received aggregate gross proceeds of $5.1 million. Under the terms of the SAFEs, the investment amount is convertible into equity securities upon the occurrence of certain triggering events, including a PIPE financing, equity financing, merger, acquisition, other business combination transactions, or as otherwise provided in the agreements.

Mirador License Agreement

On July 13, 2026, the Company entered into a License Agreement with Mirador Therapeutics, Inc. pursuant to which the Company granted Mirador an exclusive worldwide license to develop, manufacture and commercialize products containing the Company’s proprietary anti-C5a antibody (KP301) and anti-C5aR small molecule compound (KP402). Under the agreement, the Company is entitled to receive a (i) $12.0 million upfront payment and (ii) $8.0 million upon delivery of drug substance and compound to Mirador, and may receive up to $458.5 million in development, regulatory and commercial milestone payments, as well as tiered royalties on future net sales of licensed products.

Jasper Agreement and Plan of Merger and Private Placement and Securities Purchase Agreement

On July 16, 2026, the Company was acquired by Jasper Therapeutics, Inc. pursuant to a merger transaction in which the Company became a wholly owned subsidiary of Jasper. In connection with the merger, the Company’s equity holders received 5,195,009 shares of Jasper common stock and 4,644,977 shares of Jasper non-voting convertible preferred stock, each convertible into 61 shares of common stock, subject to certain conditions. Concurrently with the merger, Jasper completed a private placement financing through the sale of approximately 4.7 million shares of non-voting convertible preferred stock for gross proceeds of approximately $132 million.  Jasper has agreed to seek a stockholder vote to convert the Non-Voting Convertible Preferred Stock within 120 days from the closing of the merger. In addition, in the event the Company is unable to obtain stockholder approval of the conversion of the Non-Voting Convertible Preferred Stock within 12 months of the closing of the Merger, holders have the right to require the Company to repurchase the Non-Voting Convertible Preferred Stock at the then current fair market value. Jasper Therapeutics, Inc will be determined to be the accounting acquirer and this acquisition will be accounted for in subsequent periods as an asset acquisition.